4
                   ASSET PURCHASE AGREEMENT

                       October 26, 1994


     The parties to this agreement are ML Media Opportunity Partners, L.P., a Delaware limited partnership (the "Seller"), and US Radio of Norfolk, Inc., a Virginia corporation (the "Buyer").
     The Seller owns and operates radio station WMXN-FM, Norfolk, Virginia (the "Station"). The Seller and US Radio, L.P., an affiliate of the Buyer ("US Radio"), entered into a Time Brokerage Agreement (the "LMA Agreement") dated January 25, 1994 and US Radio assigned its rights and obligations under the LMA Agreement to Buyer on September 23, 1994. Pursuant to the LMA Agreement the Seller has made the facilities of the Station available to US Radio and then to Buyer for broadcast of its programming and has provided the commercial time on the Station to US Radio and then to Buyer for sale to advertisers. Subject to the prior consent of the Federal Communications Commission (the "Commission"), the Seller desires to sell substantially all of the assets relating to the Station to the Buyer, and the Buyer desires to purchase those assets, on the terms and conditions contained in this agreement.

     Accordingly, it is agreed as follows:

     1.  Sale and Purchase of Assets.

          1.1 Sale of Assets to Buyer. At the Closing referred to in section 3.1, the Seller shall sell and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the business of the Seller relating to the Station and all of the assets of the Seller used exclusively in the operations of the Station (excluding only the assets referred to in section 1.2) as those assets exist on the Closing Date referred to in section 3.1, except that the FCC Licenses (as defined in

section 1.1(a)) shall be assigned to USR of Norfolk FM-2, Inc.,

a Nevada corporation under common control with Buyer.  Except as otherwise provided in section 1.2, the assets of the Station to be sold and assigned (collectively, the "Assets") include,

but are not limited to, the following:





WORD\LIZ\MOPP\PURCHASE.AGR

               (a) all broadcast licenses (the "FCC Licenses") for the Station issued by the Commission and any other permits and authorizations (and applications for any of them) relating to the operation of the Station, including, but not limited to, those listed on schedule 1.1(a);
               (b)   all equipment (including computers and
office equipment), transmitting towers, transmitters, supplies, vehicles, furniture, fixtures and leasehold improvements, and all other tangible personal property, wherever located, which is owned by the Seller and used exclusively in the operation of the Station, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this agreement and the Closing Date including, but not limited to, the items listed on schedule 1.1(b) (the "Equipment");
               (c)  all rights of the Seller under the
following leases, commitments and other agreements relating to the operations of the Station, to the extent that those rights relate to the period after the Closing Date, (i) if the LMA Agreement has been terminated due to a breach by Buyer, all commitments and other agreements relating to the sale (for cash or trade) of advertising time entered into by Seller in the ordinary course of business at commercially reasonable rates provided that no such agreement shall have a term longer than six weeks and that with respect to any trade agreements (a) the aggregate rate card value as of the Closing Date of unused time exchanged for products or services pursuant to "barter" and "trade" agreements entered into by Seller relating to the Station shall not exceed $5,000, (b) the time under the agreement shall be immediately preemptible for cash time sales, and (c) the agreement shall require air time on a run of schedule basis, (ii) the leases, commitments and other agreements listed on schedule 4.12, and (iii) any other leases, commitments and other agreements relating to the business of the Station that are entered into in accordance with the provisions of section 6.2 between the date of this agreement and the Closing Date;
               (d)  all promotional materials, trademarks,
trade names, logos, copyrights (including registrations and applications for registration of any of them), jingles, slogans and other tangible and intangible personal property (including, but not limited to, the trademarks, trade names and logos listed on schedule 1.1(d)), all of the Seller's rights to use the call letters "WMXN", together with the good will of the businesses associated with those trademarks, trade names, logos and copyrights, and all customer lists, trade secrets and business plans used in connection with the operation of the Station; and

               (e)  all files, logs and business records of
every type and nature and data relating to the operations of the Station, including, but not limited to, public inspection files, political files, FCC applications, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, sales correspondence, lists of advertisers, promotional materials, and credit and sales records, other than account books of original entry and general ledgers; provided, however, that (1) the Buyer shall maintain and make available to the Seller for a period of six years copies of any such records that the Seller may require for preparation of its income tax returns, audited financial statements or other similar purposes, and (2) the Seller shall maintain and make available to the Buyer for a period of six years any records relating to the Station excluded from the sale to Buyer.

          1.2 Excluded Assets. The following assets used in the operations of the Station shall be retained by the Seller and shall not be sold or assigned to the Buyer:

               (a) all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities as of 12:01 AM on the Closing Date;

               (b)  any accounts receivable (the "Accounts
Receivable"), of the Station for broadcast time and services provided by the Seller (and not by the Buyer pursuant to the LMA Agreement) prior to 12:01 AM on the Closing Date in existence on the Closing Date (except that any amounts included in accounts receivable with respect to "barter" transactions or "trade" agreements shall not be excluded from the sale);

               (c) any lease, commitment or other agreement as to which consent to assignment is required but cannot be obtained or that Buyer has not agreed to assume pursuant to section 1.1(c);

               (d)  the account books of original entry and
general ledgers and all partnership records of the Seller, including minute books, tax returns and transfer books;

               (e)  the Seller's interest in its 401(k)
Retirement Plan; and

               (f) all the assets of the Seller located at or used in connection with the Norwalk, Connecticut headquarters office of Fairfield Communications, Inc., which provides financial and accounting services to the Seller (other than any business records to be sold and assigned to the Buyer pursuant to section 1.1(e)).

     2.  Purchase Price.

          2.1 Deposit. Upon execution of this agreement, the Buyer is delivering to Kalil & Co. Inc. ("Escrow Agent") to be held in escrow pursuant to the Escrow Agreement attached as
Exhibit 2.1 an irrevocable letter of credit in the amount of $175,000 from Chemical Bank (the "Letter of Credit"), to be held subject to the following:

               (a) If the purchase of the Assets under this agreement is not consummated as a result of a material breach by the Buyer of any of its obligations under this agreement and the Seller shall not be in breach of any of its material obligations under this agreement, the Seller shall be entitled to take the Letter of Credit from escrow (it being understood that the Letter of Credit will be returned to the Buyer if the Station is sold and the Seller receives $3,500,000 in proceeds of the sale, as provided in section 4 of the Option Agreement (the "Option Agreement") dated January 25, 1994 among US Radio, Inc. (which assigned its rights and obligations under the Option Agreement to the Buyer), the Seller and US Radio, L.P. The parties acknowledge that if this agreement is not consummated as a result of Buyer's material breach and Seller elects not to avail itself of the remedy provided in section 4 of the Option Agreement, Seller would be entitled to compensation, the extent of which would be extremely difficult and impractical to ascertain. To avoid this problem, the parties agree that if this agreement is not consummated due to the default of Buyer and Seller does not elect to avail itself of the remedy provided in section 4 of the Option Agreement, Seller shall be entitled to retain the proceeds of the Letter of Credit as liquidated damages, provided that Seller is not in material default and has otherwise complied in all material respects with its obligations under this agreement. The parties agree that in such event the proceeds of the Letter of Credit shall constitute liquidated damages and shall be in lieu of any other relief to which Seller might otherwise be entitled due to Buyer's wrongful failure to consummate this agreement. The foregoing three sentences shall be inapplicable if Seller elects to avail itself of the remedy provided in section 4 of the Option Agreement, and if Buyer breaches its obligations under section 4 of the Option Agreement, Buyer shall indemnify Seller against all loss, liability, damage or expense incurred by Seller as a result of the breach and Buyer may apply the proceeds of the Letter of Credit in payment thereof.

               (b) If the purchase of the Assets under this agreement is not consummated for any reason other than as set forth in section 2.1(a), or the Seller is in breach of any of its material obligations under this agreement or the Station is sold pursuant to section 4 of the Option Agreement, the Seller shall not be entitled to draw on the Letter of Credit and, promptly after the termination of this agreement, the Letter of Credit shall be returned by the Escrow Agent to the Buyer. At the Closing, the Letter of Credit shall be returned by the Escrow Agent to the Buyer.

        2.2 Amount and Payment of Consideration. The aggregate consideration for the Assets shall be paid at the Closing as follows:

               (a) at the Closing, the Buyer shall pay to the Seller, by wire transfer of immediately available funds, an amount equal to $3,500,000, as adjusted pursuant to section
8.3; and

               (b) at the Closing, the Buyer shall assume, and shall agree to pay, perform and discharge all of the obligations of the Seller relating to the operations of the Station that arise after 12:01 AM on the Closing Date under those leases, commitments and other agreements relating to the operations of the Station assigned to the Buyer pursuant to section 1.1(c).

          2.3 Limitation on Assumption of Liabilities. Except as specifically provided in section 2.2(b), the Buyer shall not assume or be responsible for any liabilities or obligations of the Seller relating to the operations of the Station and the Seller shall pay, perform and discharge all such liabilities and obligations.

          2.4 Allocation. The purchase price for the Assets shall be allocated to the Assets and the Noncompetition Agreement referred to in section 6.17 in accordance with an allocation schedule to be prepared pursuant to Section 1060 of the Internal Revenue Code and mutually agreed upon by Seller and Buyer. Seller and Buyer shall use such allocation for tax (including without limitation preparation of IRS Form 8594), accounting, and all other purposes. If Seller and Buyer have not agreed upon the allocation prior to the Closing Date, the Closing shall take place as scheduled and any dispute shall be resolved by a qualified media appraiser mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer. If the allocation must be determined by a media appraiser, Seller and Buyer agree to cooperate in good faith so that such appraisal may be completed as expeditiously as practicable.

     3.  Closing.

          3.1 Date of Closing. The Closing under this agreement shall take place at the offices of Proskauer Rose Goetz & Mendelsohn, 1585 Broadway, New York, New York on a date mutually agreed to by the Buyer and the Seller which is within five business days after the conditions specified in sections 7.1(c) and 7.2(d) have been fulfilled (or waived). The date on which the Closing is held is referred to in this agreement as the "Closing Date". At the Closing, the parties shall execute and deliver the documents referred to in section 8.

          3.2 Outside Date for Closing. If the Closing has not occurred within 180 days after the date of the filing referred to in section 6.1 (which period may be extended by Buyer or Seller by notice to the other given prior to the end of the 180-day period until 30 days after such time as the applications filed with the Commission pursuant to section 6.1 shall have been granted or denied and such action has become a Final Order (as defined in section 7.1)), the Seller or the Buyer may terminate this agreement by notice to the other; upon such termination,
(a) the Escrow Agent shall return the Letter of Credit to the Buyer and neither of the parties shall have any liability of any kind arising out of this agreement other than for any liability resulting from its breach of this agreement prior to termination, and (b) the provisions of section 4 of the Option Agreement shall become applicable.
     4.  Representations and Warranties by the Seller.
          As indicated above, pursuant to the LMA Agreement, the Seller has made the facilities of the Station available to US Radio and then to Buyer for broadcast of its programming and has provided the commercial time on the Station to US Radio and then to Buyer for sale to advertisers. Pursuant to the LMA, US Radio had and Buyer has certain obligations and responsibilities with respect to the operation of the Station. Notwithstanding anything to the contrary in this agreement, there shall be excluded from the Seller's representations and warranties and covenants and agreements under this agreement the results of any action or inaction by US Radio or Buyer pursuant to the LMA Agreement. Subject to the foregoing, the Seller represents and warrants to the Buyer as follows:
         4.1 Seller's Organization and Authority. The Seller is a limited partnership duly organized, validly existing and in good standing under the law of the State of Delaware. The Seller has the full partnership power and authority to enter into and to perform this agreement and to own and operate the Station. The addresses of Seller's chief executive office and of all places where any of the tangible personal property included in the Assets is now located, or has been located during the past six (6) months, are listed in schedule 4.1.
Except as set forth in schedule    4.1, since May 1989, Seller
has not been known by or
used any corporate, partnership, fictitious or other name in the conduct of the Station's business or in connection with the use or operation of the Assets.

          4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Seller has been duly authorized by all necessary partnership action of the Seller, and this agreement constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.3 Consents of Third Parties. Subject to receipt of the consents and approvals referred to in schedule 4.3, the execution, delivery and performance of this agreement by the Seller will not (i) conflict with the certificate of limited partnership or the partnership agreement of the Seller and will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which the Seller is a party or by which the Seller is bound, or to which any of the Assets is subject, except for conflicts, breaches, terminations or defaults that are not in the aggregate material to the Seller's performance of this agreement and to the operations of the Station; (ii) constitute a violation by the Seller of any law applicable to the Seller or the Station; or
(iii) result in the creation of any lien, claim, charge or encumbrance ("Lien") upon any of the Assets. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Seller in connection with the execution, delivery and performance of this agreement, except for the filing with the Commission referred to in section 6.1.

          4.4  Title to Assets.  Except as set forth on
schedule 4.4, the Seller has, and at the Closing the Buyer will receive, good and marketable title to all of the Assets free and clear of any Lien (except for the lien, if any, of current taxes not yet due and payable).

          4.5 FCC Licenses. The Seller lawfully obtained and lawfully holds the FCC Licenses and all other material permits and authorizations necessary for the operations of the Station, and each of the FCC Licenses is, and all such permits and authorizations are, in full force and effect, and are subject to no conditions or restrictions other than those which appear on their face. The FCC Licenses comprise all of the FCC licenses, permits and authorizations necessary for the Seller to own and operate the Station as currently operated. Schedule 1.1(a) contains a true and complete list of the FCC Licenses currently in effect and all such permits and authorizations currently in effect necessary for the operation of the Station (showing, in each case, the expiration date), true and correct copies of which have been delivered by the Seller to the Buyer. Except as set forth on schedule 4.5, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action or proceeding is pending or, to the best of the Seller's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, the issuance of a cease-anddesist order, or the imposition of any administrative or judicial sanction with respect to the Station that may materially adversely affect the rights of the Buyer under any such FCC Licenses, permits or authorizations.

          4.6 Call Letters. The Station has the right to the use of its call letters, viz., "WMXN", pursuant to the rules and regulations of the Commission.

          4.7 Operations of the Station. The Station is being operated by the Seller in all material respects in accordance with the FCC Licenses, in compliance with the Communications Act of 1934 and the rules and regulations thereunder and in all material respects in compliance with all applicable federal, state and local laws, rules, regulations and policies.

          4.8 Financial Statements. The Seller has previously delivered to the Buyer the unaudited balance sheets of the Station as of December 31, 1992 and September 30, 1993, and the related unaudited statements of operations. These financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the financial position and the results of operations of the Station as of the dates and for the periods indicated.

          4.9 Absence of Certain Changes. From September 30, 1993 the Seller has operated the business of the Station in the usual and ordinary course and substantially consistent with its past practice with respect to the Station (except that the Seller entered into the LMA Agreement), and, except as set forth on schedule 4.9:
               (a)  the Seller did not, with respect to the
Station, enter into any transaction or incur any liability or obligation that was entered into or incurred other than in the ordinary course of the business of the Station;
               (b) the Seller did not sell or transfer any of the assets of the Station other than in the ordinary course of business consistent with past practice; and
               (c) the Seller did not incur any indebtedness with respect to the Station other than indebtedness to trade creditors incurred in the ordinary course of business.
          4.10 Intangible Assets. Schedule 1.1(d) contains a complete list of the trademarks, trade names, logos, jingles, slogans and other intellectual property used by the Seller in the operation of the Station. The Seller owns, free and clear of any Liens, each of the trademarks, trade names, logos, jingles, slogans and other intellectual property listed on schedule 1.1(d). To the best of the Seller's knowledge, the Seller is not operating the Station in a manner that infringes in any material respect any patent, copyright, trademark or other intellectual property right of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against it alleging any such violation. To the best of the Seller's knowledge, there has been no material violation by others of any right of the Seller in any trademark, trade name, logo, jingle, slogan or other intellectual property right used in the operation of the Station.

          4.11 Litigation; Compliance with Laws. Except as set forth on schedule 4.11, there is no claim, litigation, proceeding or governmental investigation pending or, to the knowledge of the Seller, threatened, or any order, injunction or decree outstanding, against the Seller or the Assets, which if adversely determined might (i) have a material adverse effect on the Assets or the operations of the Station, (ii) delay approval by the Commission of the transactions contemplated by this agreement, or (iii) prevent the consummation of the transactions contemplated by this agreement. The Seller is in compliance in all material respects with all laws, regulations and ordinances and all other requirements of any governmental body or court relating to the Assets or the operations of the Station, and no notice has been received by the Seller or its partners, officers or directors alleging any violation thereof.

          4.12  List of Agreements, etc.  Schedules 4.12 and
4.13 together contain, with respect to agreements relating to the Station entered into by or on behalf of the Seller, a complete list of: (a) all commitments and other agreements for the purchase of any materials, supplies or equipment; (b) all notes and agreements relating to any indebtedness of the Seller; (c) all leases or other rental agreements under which the Seller is either lessor or lessee; (d) all employment and consulting agreements to which the Seller is a party; (e) all collective bargaining agreements to which the Seller is a party; and (f) all other agreements, commitments and understandings (written or oral) that require payment or performance by Seller.

          4.13 Agreements Regarding Employees. Except as set forth in schedule 4.13, the Seller is not a party to nor bound by with respect to the employees of the Station any fringe benefit or other non-cash compensation plan, or any pension, thrift, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plan or agreement, or any bonus, vacation, holiday, severance, sick leave, group insurance, health or other personal insurance or other incentive or benefit contract, plan or arrangement. Except as set forth on schedule 4.13, no employee of the Seller is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any such employee.

          4.14  Status of Agreements.  Except as set forth on
schedule 4.14, the Seller is not in default, and, to the best of the Seller's knowledge, no other party is in default under any agreement referred to in section 4.12 or 4.13, nor to the best of Seller's knowledge has any event occurred that, with the lapse of time or the election by either party would result in a default under any of those agreements, in any case where such default would have a material adverse effect upon the operation of the Station. Those agreements whose stated duration extends beyond the Closing Date will, at the Closing, be in full force and effect, unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's partners.

          4.15 Equipment. The Equipment, together with any improvements and additions thereto and replacements thereof less any retirements or other dispositions as permitted by this agreement between the date hereof and the Closing Date, will, at the Closing, be all the tangible personal property used in or necessary for the lawful operation of the Station as presently operated by Seller. All Equipment is serviceable, in reasonably good operating condition (reasonable wear and tear excepted), and is not in imminent need of repair or replacement. All items of transmitting and studio equipment included in the Equipment (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses.

          4.16  Real Property.  The only real property
interests (the "Real Property") relating to the operation of the Station is the lease of the studio space (the "Studio Space") located at Riverside Corporate Center, 240 Corporate Boulevard, Suite 105, Norfolk, Virginia, and the lease of space on the tower for the Station's antenna (the "Antenna Space") and space (the "Transmitter Space") in the transmitter building (the "Transmitter Building") located at 5414 Nansemond Parkway, Suffolk, Virginia. ML Media has valid and subsisting leasehold interests for the Studio Space and the Antenna Space and the Transmitter Space. The Real Property is all of the real estate used in or necessary for the lawful operation of the Station as presently operated by Seller. Seller has and, after the Closing the Buyer will have, full legal and practical access to the Real Property. There are no encroachments upon the Transmitter Building by any buildings, structures, or improvements located on adjoining real estate. To the best of Seller's knowledge, the Transmitter Building does not encroach upon adjoining real estate, and the Transmitter Building is constructed in conformity with all "set-back" lines, easements and other restrictions or rights of record, and all applicable building and safety codes and zoning ordinances. There are no pending or, to the best of Seller's knowledge, threatened condemnation or eminent domain proceedings that may affect the Studio Space, the Antenna Space or the Transmitter Building.
To the best of Seller's knowledge, there are no structural defects in the towers, structures and other improvements on which the Antenna is located or in the Transmitter Building. The lease pursuant to which ML Media leases the space for the Antenna Space and the Transmitter Space (or a memorandum thereof) will be duly recorded in the land records of the jurisdiction where such real estate is located prior to the Closing.

          4.17  Environmental Protection.  Neither the
ownership nor operation of the Station or the Assets by Seller violates in any material respect any law or regulation of any governmental authority relating to pollution or protection of the environment, including without limitation any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, land or other environmental media ("Environmental Law"). "Hazardous Substances" means any hazardous or toxic waste, substance or material, as those or similar terms are defined in or for purposes of any applicable federal, state or local Environmental Law, and including without limitation any asbestos or asbestos-related products, oils or petroleum-derived compounds, CFCs, or PCBs. Without limiting the generality of the foregoing, (i) no Hazardous Substances are located on or about the Studio Space, the Antenna Space or the Transmitter Space in quantities that violate applicable law in any material respect or could result in any material liability of Seller to any third party, and the Studio Space, the Antenna Space and the Transmitter Space have not previously been used by Seller or, to the best of Seller's knowledge, any other person for the manufacture, refining, treatment, storage, or disposal of any Hazardous Substances;
(ii) no Hazardous Substances are being or have been by Seller, or to the best of Seller's knowledge, by any third person, emitted, discharged or released, directly or indirectly, into the environment from the Studio Space, the Antenna Space or the Transmitter Space in quantities that violate applicable law in any material respect or could result in any material liability of Seller to any third party; (iii) to the best of its knowledge, Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Substances from the Studio Space, the Antenna Space or the Transmitter Space; and (iv) no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Station.

         4.18  Insolvency Proceedings.  No insolvency
proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or the Assets are pending or threatened. The Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. On the Closing Date, Seller (i) will have sufficient capital to carry on its business and transactions as then carried on, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair market value of which will be greater than the sum of all liabilities of Seller not specifically assumed by US Radio pursuant to the terms of this agreement.

          4.19 Citizenship. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code. On the Closing Date, Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the transactions contemplated by this agreement from the withholding provisions of Section 1445 of the Internal Revenue Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.
     5.  Representations and Warranties by the Buyer
          The Buyer represents and warrants to the Seller as follows:
          5.1 The Buyer. The Buyer is a corporation duly organized and validly existing and in good standing under the law of the state of Virginia and has the full power and authority to enter into and perform this agreement in accordance with its terms.

          5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer have been duly authorized by all necessary corporate action of the Buyer and this agreement constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by the Buyer will not (a) conflict with the certificate of incorporation or by-laws of the Buyer and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which the Buyer is a party or by which the Buyer is bound, except for conflicts, breaches, terminations or defaults that are not in the aggregate material to the Buyer's performance of this agreement or (b) constitute a violation by the Buyer of any law or regulation applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, except for the filings with the Commission referred to in section 6.1.

          5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.

        5.5 Buyer's Qualification. To the best of its knowledge, the Buyer is legally, financially and otherwise qualified under the rules and regulations of the Commission and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Station.

          5.6 Financial Capability. The Buyer has the financial resources necessary to consummate the transactions contemplated by this agreement.

     6.  Further Agreements of the Parties.

          6.1 Filings with the Commission. As soon as practicable, but in no event later than 15 days after the date of this agreement, the parties shall file with the Commission an application or applications requesting consent to the transactions contemplated by this agreement; the parties shall with due diligence take all reasonable steps necessary to expedite the processing of the application or applications and to secure such consent or approval. Any Commission filing fees shall be borne 50% by Seller and 50% by Buyer and each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application.

          6.2 Operations of the Station. From the date of this agreement through the Closing Date, subject to the terms of the LMA Agreement, the Seller shall (i) maintain all of the FCC Licenses in full force and effect, (ii) not enter into any lease, agreement or other commitment that would have to be listed on schedule 4.12 or 4.13 without the prior written consent of the Buyer, (iii) operate the Station in the normal and usual manner and in material compliance with all applicable laws, regulations and orders of the Commission and other governmental authorities, (iv) use the Assets only for the operation of the Station, maintain the Assets in substantially their present condition (reasonable wear and tear in normal use and damage due to unavoidable casualty excepted) and promptly give Buyer written notice of any unusual or materially adverse developments of which it has knowledge with respect to the Assets or the business or operations of the Station, (v) except to the extent assumed pursuant to the LMA Agreement, perform all agreements listed in schedules 4.12 and 4.13 without default and pay all accounts payable in a timely manner; provided, however, that Seller may dispute, in good faith and through appropriate proceedings, any alleged obligation of Seller, and (vi) not: (a) sell or otherwise dispose of any Assets except in the ordinary course of business and only if any property disposed of is replaced by property of like or better value, quality and utility prior to Closing; or (b) cancel, terminate, modify, amend, or renew any of the agreements listed in schedules 4.12 and 4.13 without Buyer's prior written consent.

          6.3 No Control. Between the date of this agreement and the Closing Date, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station, but, subject to the terms of the LMA Agreement, such operations shall be solely the responsibility of the Seller and shall be in its complete discretion.

          6.4 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.

          6.5 Access to Information. Prior to the Closing, the Buyer and its representatives may make such investigation of the property, assets and businesses of the Station as it may desire, and the Seller shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of the Seller relating to the Station and the Seller shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Station as the Buyer reasonably may request. The Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to the Seller all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed by a party other than the Buyer) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. The Buyer's obligations under this section shall survive the termination of this agreement.
          6.6 Consents; Assignment of Agreements. The Seller shall use reasonable efforts (but shall not be required to make any payment) to obtain at the earliest practicable date all consents and approvals referred to in schedule 4.3. If, with respect to any lease, commitment or agreement to be assigned to the Buyer, a required consent to the assignment is not obtained (and, accordingly, pursuant to section 1.2(c), the lease, commitment or agreement is excluded from the sale to the Buyer), the Seller shall keep it in effect and shall use reasonable efforts to give the Buyer the benefit of it to the same extent as if it had been assigned, and the Buyer shall perform the Seller's obligations under the agreement but only to the extent that the Buyer receives the benefits to which the Seller is entitled under such agreement; provided, however, that if the required consent to the assignment of the studio lease is not obtained, the Buyer shall have no obligation with respect to the studio lease. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.
          6.7 Sales Taxes; FCC Fees. The Buyer and the Seller shall each pay 50% of any state or local sales and use taxes payable in connection with the sale of the Assets.
          6.8 Brokerage Fees. The Seller shall pay the brokerage fee in the amount of $160,000 payable to Kalil & Co., Inc., arising in connection with the transactions contemplated by this agreement, pursuant to the separate agreement between the Seller and Kalil & Co., Inc. The Seller and the Buyer shall indemnify and hold each other harmless against any claim by any broker or finder based on any agreement or understanding alleged to have been made by the Seller or the Buyer, as the case may be.
          6.9 Further Assurances. At any time and from time to time after the Closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. For a period of three years after the Closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Station.
          6.10  Damage.
               (a) Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and repair, replace or restore the lost or damaged property to its former condition as soon as possible. If the cost of repairing, replacing or restoring any lost or damaged property is Five Thousand Dollars ($5,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, the Closing shall occur as scheduled and Seller shall pay to Buyer the amount necessary to restore the lost or damaged property to its former condition. If the cost to repair, replace or restore the lost or damaged property exceeds Five Thousand Dollars ($5,000), and Seller has not repaired, replaced or restored such property prior to the Closing Date, the Closing shall be postponed, with prior consent of the Commission if necessary, for such reasonable period of time (not to exceed one hundred eighty (180) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition. If the damaged property cannot be repaired, replaced or restored within the 180-day period Buyer may elect, by notice to Seller within 15 days after the end of the 180-day period, to terminate this agreement or to close and accept the Assets as is (in which event Seller shall assign to Buyer the right to any insurance proceeds with respect to the loss or damage).

               (b) Failure of Broadcast Transmissions. Seller shall give prompt written notice to Buyer if any of the following (a "Specified Event") shall occur: (i) the transmission of the regular broadcast programming of the Station in the normal and usual manner is interrupted or discontinued and the Station is unable to broadcast pursuant to its auxiliary power for more than four (4)) hours; or (ii) the Station is operated at less than its licensed antenna height above average terrain or at less than ninety percent (90%) of its licensed effective radiated power. If, prior to the Closing, the Station is not operated at its licensed operating parameters for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, or if there are three (3) or more Specified Events each lasting more than four (4) consecutive hours, then the Closing shall be held as scheduled, and the Seller shall assign to the Buyer any proceeds of the business interruption insurance maintained by the Seller. Seller shall maintain in force the business interruption insurance described on exhibit 6.10(b).

               (c)  Resolution of Disagreements.  If the
parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this section, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the engineer.

          6.11 Administrative Violations. If Seller receives any finding, order, complaint, citation or notice prior to the Closing which states that any aspect of the Station's operations violates or may violate any rule, regulation or order of the Commission or of any other governmental authority (an "Administrative Violation"), including without limitation any rule, regulation or order concerning environmental protection, the employment of labor, or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, use reasonable efforts to remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

          6.12 Bulk Sales Act. Seller shall indemnify and hold
Buyer harmless against any cost or expense, including without limitation reasonable legal fees, incurred by Buyer as a result of the failure to comply with any applicable Bulk Sales Act.

          6.13  [Intentionally Omitted]

          6.14 Occupancy Certificates. At the Closing, Seller shall use reasonable efforts to deliver to Buyer true and complete copies of any certificates of occupancy, certificates of land use compliance, or equivalent instruments ("Occupancy Certificates") issued by the appropriate governmental authority, that are required to permit the present use of the Real Property by Seller prior to the Closing and by Buyer after the Closing. No proceedings to amend, cancel, or revoke any such Occupancy Certificates shall be pending or threatened as of the Closing Date.

          6.15 Discharge of Liens. At the Closing, Seller shall deliver to Buyer, at Seller's expense, a report prepared by Hylind InfoQuest, Inc. (or similar firm reasonably acceptable to Buyer) showing the results of searches of such lien, tax, judgment, and litigation records, together with such duly executed termination statements, releases, and satisfaction pieces as are appropriate to demonstrate that the Assets are being conveyed to Buyer free and clear of all liens, security interests, and encumbrances except as specifically permitted by this agreement or otherwise consented to by Buyer in writing. The record searches described in the report shall have taken place not more than fifteen (15) days prior to the Closing Date.

          6.16 Estoppel Certificates. Seller shall use reasonable efforts to deliver to Buyer at the Closing: (i) a certificate executed by the other party to each contract designated with an asterisk on schedule 4.12, dated no more than fifteen (15) days prior to the Closing Date, stating (A) that such contract is in full force and effect and has not been amended or modified, (B) the date to which all rent and other payments due thereunder have been paid, and (C) that Seller is not in default under such contract, and that no event has occurred that, with notice or the passage of time or both, would constitute a default thereunder by Seller; and (ii) such lessor's consents, fee owner's consents, and mortgagee's estoppel and nondisturbance agreements with respect to the Real Property as are reasonably requested by Buyer.

          6.17  Noncompetition Agreement.  Seller and I. Martin
Pompadur and George Sosson shall execute and deliver to Buyer a Noncompetition Agreement, dated the Closing Date, in the form attached hereto as Exhibit 6.17.

     7.  Conditions Precedent to Closing.

          7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase under this agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

               (a) all representations and warranties of the Seller under this agreement shall be true at and as of the time of the Closing with the same effect as though those representations and warranties had been made again at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the operations of the Station;
               (b)  the Seller shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the Closing;
               (c)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to the Buyer or the operations of the Station, to the assignment of the FCC Licenses to the Buyer and the acquisition of control of the Station by the Buyer as provided in this agreement and such approvals shall have become a Final Order (as defined below);
               (d)  the Seller shall have duly received,
without any condition materially adverse to the Buyer, all consents and approvals referred to in schedule 7.1(d);
               (e) there shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement;
               (f) the Buyer shall have been furnished with a certificate of an officer of the general partner of the Seller, dated the Closing Date, in form and substance satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 7.1(a) through 7.1(e);
               (g)  if the environmental audit conducted by
Buyer pursuant to section 9(a) of the Option Agreement reveals any condition that Seller is required to remedy pursuant to that section, then such condition shall have been remedied to the extent required by that section; and
               (h) the title commitment described in section 9(b) of the Option Agreement shall be in effect on the Closing Date, with no exceptions other than those described in the original title commitment and other exceptions that do not materially impair the use of the Antenna Space or the Transmitter Space or have a material adverse effect on the value of the lease of the Antenna Space and the Transmitter Space.
          For purposes of this agreement, "Final Order" shall mean action by the Commission which (a) has not been vacated, reversed, stayed, set aside, annulled or suspended, and (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the Commission on its motion, is pending, and as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communications Act of 1934 and the rules and regulations of the Commission, has expired (or if any such appeal, request, petition or similar document has been filed, a Commission order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).
          7.2 Conditions Precedent to the Obligations of the Seller. The Seller's obligations to consummate the sale under this agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Seller):
               (a) payment by the Buyer of the amount payable at the Closing in accordance with section 2.2(a);
               (b) all representations and warranties of the Buyer under this agreement shall be true at and as of the time of the Closing with the same effect as though those representations and warranties had been made at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this agreement;
               (c) the Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the Closing;
               (d)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to the Seller, to the assignment of the FCC Licenses to the Buyer and the acquisition of control of the Station by the Buyer as provided in this agreement, and such approvals shall have become a Final Order;
               (e) here shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and
               (f) the Seller shall have been furnished with a certificate of an officer of the Buyer, dated the Closing Date, in form and substance satisfactory to the Seller, certifying to the fulfillment of the conditions set forth in sections 7.2(a) through 7.2(e).
     8.  Transactions at the Closing.
          8.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver to the Buyer the following:
               (a) such bills of sale, assignments or other instruments of transfer and assignment, all in form and substance reasonably satisfactory to the Buyer and its counsel, to sell and assign the Assets to the Buyer (except that the FCC Licenses shall be assigned to USR of Norfolk FM-2, Inc.);
               (b)  an opinion of Proskauer Rose Goetz &
Mendelsohn, counsel to the Seller, dated the Closing Date, in substantially the form of exhibit 8.1(b);
               (c)  an opinion of Wiley, Rein & Fielding,
Communications counsel to the Seller, dated the Closing Date, in substantially the form of exhibit 8.1(c);
               (d)  a copy of resolutions authorizing the
execution, delivery and performance of this agreement by the Seller, and a certificate of the secretary or assistant secretary of the general partner of the Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;
               (e) the originals or copies of all contracts, leases, agreements, commitments and trademark registrations to be assigned to the Buyer under this agreement;
               (f)  he certificate referred to in section
7.1(f);
               (g)  copies of all consents and approvals
received pursuant to section 6.6; and
               (h)  such other documents as the Buyer may
reasonably request.
          8.2 Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:
               (a)  wire transferred funds in the amount
provided in section 2.2(a);
               (b)  instruments, in form and substance
reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume the obligations of the Seller to be assumed by the Buyer pursuant to section 2.2(b);
               (c) an opinion of Arent Fox Kintner Plotkin & Kahn, counsel to the Buyer, dated the Closing Date, in substantially the form of exhibit 8.2(c);
               (d)  a copy of resolutions authorizing the
execution, delivery and performance of this agreement by the Buyer, and a certificate of the secretary or an assistant secretary of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;
              (e)  the certificate referred to in
section 7.2(f); and

               (f)  such other documents as the Seller may
reasonably request.

          8.3 Prorations. Subject to the provisions of the LMA Agreement and the allocation of income and expenses thereunder, which shall be controlling to the extent inconsistent with this section 8.3, Seller shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the business of the Station until 11:59 p.m. on the Closing Date, and Buyer shall be entitled to all income attributable to, and shall be responsible for all expenses arising out of, the business of the Station after 11:59 p.m. on the Closing Date. All overlapping items of income or expense, including the following, shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. on the Closing Date (the "Prorations"):

               (a) Prepaid expenses and deposits made prior to the Closing, as permitted by the terms hereof, for or in connection with goods or services where all or part of such goods or services have not been received or used as of the Closing Date (e.g., rents paid in advance for a rental period extending beyond the Closing Date);

               (b) Liabilities customarily accrued, arising from expenses incurred but unpaid as of the Closing;

               (c) Taxes and utility charges related to the Station or in respect of any of the Assets;

               (d)  Deposits made and unearned prepayments
received by Seller in connection with any contract assumed by Buyer; and

               (e) All other items normally prorated in the sale of the assets of a business and of a radio broadcast station in particular. Prorations shall be made, insofar as feasible, at the Closing and shall be paid by way of adjustment to the purchase price for the Assets. As to the Prorations that cannot be made at the Closing, the parties shall, within ninety (90) days after the Closing Date, make and pay all such Prorations. If the parties are unable to agree upon all such Prorations prior to the expiration of that 90-day period, then any disputed items shall be referred to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants. If the amount of any real or personal property tax to be prorated is not known on the Closing Date, such tax shall be apportioned on the basis of the most recent tax assessment. As soon as the new tax rate and valuation can be ascertained, there shall be a reapportionment and adjustment with respect to such tax even though that final proration and adjustment may take place more than ninety (90) days after the Closing Date.
     9.  Survival of Representations and Warranties;
          Indemnification.
          9.1 Survival. All representations and warranties by the Seller and the Buyer in this agreement shall survive the Closing. However, there shall not be any liability for misrepresentation or breach of warranty, except to the extent that notice of a claim is asserted in writing and delivered to the party or parties to be charged not later than one year after the Closing; provided, however, that the Seller's representations and warranties in sections 4.4, 4.10, 4.16,
4.17 and 4.18 and Buyer's indemnification rights with respect thereto shall survive for two (2) years after the Closing.
          9.2 Indemnification. Subject to sections 9.1 and 9.3, the Seller shall indemnify and hold harmless the Buyer against all loss, liability, damage or expense (including reasonable fees and expenses of counsel), that the Buyer may suffer, sustain or become subject to as a result of (a) any misrepresentation by the Seller or breach by the Seller of any warranties, covenants or other agreements contained in this agreement, (b) the failure by the Seller to perform any of its obligations under this agreement, (c) any failure to comply with the applicable Bulk Sales Law, (d) all liabilities of Seller not assumed by Buyer, and (e) any claims by third parties against Buyer attributable to Seller's operation of the Station prior to Closing; provided, however, that the Seller shall not be liable for misrepresentation or breach of any warranty, covenant or agreement under this agreement, unless the aggregate amount of the loss, liability, damage and expense incurred as a result of all such misrepresentations and breaches of warranty, covenant or agreement exceeds the sum of $35,000 and then only for the amount in excess of $35,000. The Buyer shall indemnify and hold harmless the Seller against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) that the Seller may suffer, sustain or become subject to as a result of any misrepresentation by the Buyer or breach by the Buyer of any warranties, covenants or other agreements contained in this agreement.
          9.3 Conditions of Indemnification for Third Party Claims. The obligations and liabilities of the parties under this agreement with, as a result of, or relating to claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims"), shall be subject to the following terms and conditions:
               (a)  The party entitled to be indemnified
hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and the Indemnifying Party may undertake the defense of that claim by representatives chosen by it. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.
               (b)  If the Indemnifying Party, within a
reasonable time after notice of any such Third Party Claim, fails to assume the defense in accordance with section 9.3(a), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, subject to the right of the Indemnifying Party to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof, provided, however, that at the time of the assumption of defense the Indemnifying Party shall reimburse the Indemnified Party for its reasonable, actual, documented out-ofpocket expenses incurred prior to the assumption of defense by the Indemnifying Party.
               (c)  Anything in this section 9.3 to the
contrary notwithstanding, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim; and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim (control of the defense to remain with the Indemnifying Party).
     10. Termination.
          10.1 Termination. Except with respect to provisions which expressly survive termination, this agreement may be terminated:
               (a) by written agreement of the Buyer and the Seller;
               (b) by the Buyer or the Seller by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to the Buyer's or the Seller's, as the case may be, obligations as provided in this agreement incapable of fulfillment; or
               (c)  by the Seller or the Buyer, if the
Commission designates for a hearing the application for Commission consent contemplated by this agreement.
          10.2 Liability. The termination of this agreement under section 10.1(b) or (c) shall not relieve any party of any liability for breach of this agreement prior to the date of termination.
          10.3 Return of Letter of Credit. In the event of termination pursuant to this section, the Letter of Credit shall be returned to the Buyer.
     11. Miscellaneous.
          11. Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or by FAX, one day after being given to a recognized overnight delivery service or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):
                  if to the Buyer, to it at:
                   US Radio of Norfolk, Inc.
                    1234 Market Street
                    Philadelphia, Pennsylvania 19107
                    Attention: Ragan A. Henry,  Chairman
                               and Chief Executive Officer

                    with a copy to:

                    Arent Fox Kintner Plotkin & Kahn
                    1050 Connecticut Avenue, N.W.
                    Washington, D.C. 20036
                    Attention: Marilyn D. Sonn,
                    Esq.

                    if to the Seller, to it at:

                    ML Media Opportunity Partners,
                    L.P. 350 Park Avenue
                     16th Floor
                    New York, New York  10022
                    Attention:  I. Martin Pompadur

                   with a copy to:

                    Proskauer Rose Goetz & Mendelsohn
                    1585 Broadway
                    New York, New York  10036
                    Attention:  Bertram A. Abrams,
                    Esq.

          11.2 Finders. Each of the Buyer and the Seller represents and warrants to the other that, except as set forth in section 6.8, it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement.

          11.3 Entire Agreement. This agreement, including the schedules and exhibits, together with the Option Agreement, contain a complete statement of all the arrangements between the parties with respect to its subject matter, supersede any previous agreement among them relating to that subject matter, and cannot be changed or terminated orally.

          11.4  Headings.  The section headings of this
agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

          11.5  Governing Law.  This agreement shall be
governed by and construed in accordance with the law of the Commonwealth of Virginia, without reference to its rules as to choice of law, and the Communications Act of 1934 to the extent applicable.

          11.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.
          11.7 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the other; provided, however, that the Buyer may assign this agreement to any corporation or partnership that is controlled, directly or indirectly, by the Buyer or Ragan A. Henry, provided, that (a) such entity makes the representations and warranties in section 5, and (b) such assignment does not delay the Closing.
          11.8 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other.
          11.9 Specific Performance. The Seller acknowledges that the Station is of a special, unique and extraordinary character, and that any breach of this agreement by the Seller could not be compensated for by damages. Accordingly, if the Seller breaches its obligations under this agreement the Buyer shall be entitled, in addition to any other remedies that it may have, subject to obtaining approval of the Commission, to enforcement of this agreement by a decree of specific performance requiring the Seller to fulfill its obligations under this agreement. As an alternative to seeking specific performance the Buyer shall have the right to terminate this agreement in the event of a material breach or default by the Seller, in which event it shall be entitled to the return of the Letter of Credit. The Buyer may, at its option, pursue any other remedies that are available to the Buyer at law or equity in the event of Seller's material breach or default.


                              ML MEDIA OPPORTUNITY PARTNERS,
L.P.
                              BY:  MEDIA OPPORTUNITY MANAGEMENT
                                   PARTNERS
                              BY:  RP OPPORTUNITY MANAGEMENT,
                                   L.P.
                              BY:  IMP OPPORTUNITY MANAGEMENT,
                                   INC.


                              By:    s/ I. Martin Pompadur


                              US RADIO OF NORFOLK, INC.


                              By:    s/ Ragan A. Henry
          I. Martin Pompadur and George L. Sosson hereby agree
to execute the Noncompetition Agreement referred to in section
6.17.



                              s/ I. Martin Pompadur
                                 I. Martin Pompadur
                              s/ George L. Sosson
                                 George L.
Sosson